For immediate release
Contact:
Ryan VanWinkle, Investor Relations, 816-792-7998



                       Ferrellgas Partners, L.P. Announces
               Completion of $170 Million Senior Debt Refinancing


         Liberty, MO (September 24, 2002) - Ferrellgas Partners, L.P. (NYSE:
FGP), the nation's second-largest retail marketer of propane, announced today it had successfully completed the sale of $170 million of 8 3/4% senior notes due 2012.
         Ferrellgas' sale of these senior notes satisfied the funding condition related to the previously announced tender offer of all its 9 3/8% senior secured notes due 2006. The tender offer expired today at 9:00 a.m., Eastern Daylight Time. The net proceeds from the sale will be used to tender or redeem the $160 million of Ferrellgas' outstanding 9 3/8% senior secured notes, including related call premiums, fees, accrued and unpaid interest and consent payments.
         "We are very pleased by the market's favorable reception to our debt offering," said Kevin T. Kelly, Senior Vice President and Chief Financial Officer of Ferrellgas. "Our recent financial performance and strong reputation in the capital markets allowed us to capitalize on the favorable interest rate environment, securing replacement financing well into the future at a lower interest rate."
         As of the expiration of the tender offer, $159,950,000 aggregate principal amount of the tendered notes, which represents approximately 99% of the 9 3/8% senior secured notes, were tendered at a price of $1,032.50 per $1,000 principal amount, which includes a consent payment of $1.25 per $1,000 principal amount for those notes tendered within the consent period. All notes tendered have been accepted for payment. Ferrellgas intends to immediately redeem, pursuant to the terms of a supplemental indenture, the remaining $50,000 of 9 3/8% senior secured notes not tendered in the offer.

         Credit Suisse First Boston acted as Dealer Manager in connection with the tender offer and consent solicitation, and co-led the underwriting group together with Banc of America Securities LLC in connection with the sale of the 8 3/4% senior notes.
         Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in 45 states. Its employees indirectly own more than 17 million common units of Ferrellgas through an employee stock ownership plan. Its common units trade on the New York Stock Exchange under the ticker symbol FGP.



         Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause actual results, performance and expectations to differ materially from anticipated results, performance or expectations. These risks, uncertainties and other factors are discussed in the partnership's annual report on Form 10-K for fiscal 2001 dated July 31, 2001, as filed with the Securities and Exchange Commission on October 25, 2001, and other documents filed from time to time with the Securities and Exchange Commission.